Exhibit 15.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-283098 and 333-283426) on Form S-8 of our report dated February 17, 2026, with respect to the consolidated financial statements of Sunrise Communications AG and the effectiveness of internal control over financial reporting.

/s/ KPMG AG

Zurich, Switzerland
February 18, 2026